1. How many “inactive dealers” are currently paying the monthly CAPS fee?

Monthly CAPS fees related to inactive dealer-partners were approximately 20% of the total monthly CAPS fees in the first quarter of 2005.

2. Does the lower number of new dealers per MAM vs. last year reflect a tougher competitive environment or a larger number of new (less seasoned) MAM’s?

In our May 2nd press release we included the following table summarizing the changes in active dealer-partners and MAM productivity for the three months ended March 31, 2005 and 2004:

	Three Months Ended
	March 31,
	2005 (1)	2004 (1)
Balance, beginning of period	1,028	763
New dealer-partner enrollments (2)	137	120
Attrition (3)	(53)	(40)

Balance, end of period	1,112	843

Average number of MAM’s	56	42
New dealer-partner enrollments per MAM	2.4	2.9
(1) Active dealer-partners are dealer-partners who submitted at least one loan during the period.
(2) Excludes new dealer-partners that have enrolled in the Company’s program, but have not submitted at least one loan during the period.
(3) Dealer-partner attrition is measured according to the following formula: dealer-partners active during the prior period who become inactive in the current period less dealer-partners who were inactive during the prior period who become active in the current period.

We do not believe the reduction in the number of new dealer-partner enrollments per MAM is significant. Over the past five quarters, the number of new dealer-partner enrollments per MAM has ranged from 2.0 to 2.9. The 2.4 new dealer-partner enrollments per MAM in the first quarter is in the middle of this range.

3. The Company stated that, due to 3 or 4 factors, the “Company believes that the net impact of these changes will result in loans originated in the first quarter producing approximately the same level of profitability as loans originated in 2005”. Does that statement mean that the factors noted (increased monthly fee from $499 to $599, increased advance rate to 1.5%, and GAP waiver service) simply have a neutral impact on profitability when taken together? If so, is that on an ongoing basis, or just for this quarter? Is there any statement being made about per loan profitability as a whole?

The press release accurately characterizes our expectation that loans originated in the first quarter of 2005 will produce approximately the same profitability as loans originated in 2004. It is also true that the three changes listed in the press release had an approximately neutral impact on our per loan profitability in the first quarter of 2005.

The impact on per loan profitability of the three changes going forward could be different than the impact in the first quarter. The 1.5% increase in the advance rate was implemented on March 1. As a result, the reduction in per loan profitability experienced in Q1 was approximately one-third as severe as the impact going forward. Conversely, the increase in the monthly CAPS fee was implemented on February 1, which means the future benefit will be 150% of the benefit in Q1. Finally, GAP penetration was 10% in the first quarter, a result we expect to improve upon for the remainder of the year. Bottom line is, at 25% GAP penetration, the three changes will have an approximately neutral impact on per loan profitability for the full year. We believe 25% GAP penetration is a realistic assumption for the year.

We should also mention that multiple assumptions are required in order to accurately forecast per loan profitability. There are several very plausible scenarios where the per unit profitability of loans originated in 2005 exceeds 2004, and also several that produce the opposite result. We mention this not to be evasive, but to remind shareholders that our business, although it has historically produced an acceptable return over a long period of time, does not lend itself to precise predictions of short-term profitability. Realizing this, we aim for a much higher return on capital than other consumer lenders, and use debt more conservatively.